Exhibit 10.4
MATIV HOLDINGS, INC.
DEFERRED COMPENSATION PLAN NO. 2

AMENDED AND RESTATED AS OF JANUARY 1, 2023

PLAN HISTORY

The Plan was established, effective as of January 1, 2005, to provide a mechanism under which qualified participants could elect to defer a limited portion of their annual base salary and incentive compensation in a manner intended to comply with the requirements of Internal Revenue Code Section 409A.

The Plan was amended and restated, effective as of December 31, 2008, in order to comply with the final regulations issued by the United States Treasury Department in 2008 implementing the requirements of Internal Revenue Code Section 409A and requiring full compliance by year-end 2008. The Plan was amended and restated, effective as of January 1, 2014, to reflect the terms of the Plan as of such date.

The Plan has now been amended and restated, effective as of January 1, 2023, to reflect the terms of the Plan as of such date.

Unless expressly provided otherwise herein, capitalized terms used in the Plan shall have the meanings set forth in Article II of the Plan.

ARTICLE I
ESTABLISHMENT OF PLAN

1.1    Purpose. The Mativ Holdings, Inc. Deferred Compensation Plan No. 2 is intended to enhance the ability of the Corporation and participating related employers to attract and retain outstanding executive talent by providing a deferred compensation benefit to qualified participants of the Corporation and participating related employers as more fully provided herein. The benefits provided under the Plan are in addition to any other employee benefit plans and programs offered by the Corporation or any other related employers, including but not limited to tax-qualified employee benefit plans.

1.2    Effective Date and Term. Mativ Holdings, Inc. adopted this unfunded deferred compensation plan effective as of January 1, 2005 to be known as the Mativ Holdings, Inc. Deferred Compensation Plan No. 2, hereinafter referred to as the “Plan.” The Plan is herein amended and restated, effective as of January 1, 2023, and will continue pursuant to its terms until terminated as described herein.

1.3    Applicability of ERISA. This Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management and other highly compensated employees within the meaning of ERISA. It is the intent of the Corporation that the Plan be exempt from Parts 2, 3 and 4 of Subtitle B of Title I of ERISA as an unfunded plan that is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (the “ERISA exemption”). Notwithstanding anything to the contrary in any other provision of the Plan, the Plan Administrator may, in its sole discretion, exclude any one or more otherwise eligible employees from eligibility to participate or from further participation in the Plan, and may take any further action the Plan Administrator considers necessary or appropriate, if the Plan Administrator reasonably determines in good faith that such exclusion or further action is necessary in order for the Plan to qualify for, or to continue to qualify for, the ERISA exemption.

ARTICLE II
DEFINITIONS

As used within this document, the following words and phrases have the meanings described in this Article II unless a different meaning is required by the context. Some of the words and phrases used in the Plan are not defined in this Article II, but, for convenience, are defined as they are introduced into the text. Words in the masculine gender shall be deemed to include the feminine gender. Any headings used are included for ease of reference only, and are not to be construed so as to alter any of the terms of the Plan.

2.1    Affiliate. Any entity with whom the Corporation would be considered a single employer under Code Sections 414(b) or (c) substituting “at least fifty percent (50%)” for “at least eighty percent (80%)” each place it appears therein.

2.2    AIP Awards. The cash awards, if any, that may be earned by Participants under the Corporation’s Annual Incentive Plan during the Deferral Period.

2.3    Base Salary. The Participant’s annual base salary for the applicable Deferral Period.

2.4    Beneficiary. The individual(s) or entity or entities designated by the Participant in accordance with Section 13.6 to receive the Participant’s benefits payable under the Plan after the Participant’s death.

2.5    Board or Board of Directors. The Board of Directors of the Corporation.

2.6    Change of Control. The earliest of the following events, except as otherwise set forth below:

(i)    when any one Person, or more than one Person acting as a group, acquires ownership of the Corporation that, together with stock or other ownership interests held by such Person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock or ownership interests of the Corporation, provided, that if any one Person or more than one Person acting as a group is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the Corporation, the acquisition of additional stock or ownership interests by the same Person or group will not be considered to cause a Change in Control;

(ii)    when any one Person, or more than one Person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person or group) assets from Mativ that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of Mativ (determined without regard to any liabilities associated with such assets) immediately prior to such acquisition or acquisitions, without regard to assets transferred to: (a) a shareholder or owner of Mativ (immediately before the asset transfer) in exchange for or with respect to its stock, (b) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by Mativ, (c) a Person, or more than one Person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of Mativ or (d) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person, or more than one Person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of Mativ; or

(iii)    when a majority of the members of the Board of Directors of the Corporation is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of the Corporation prior to the date of their appointment or election.

For purposes of this Plan, Persons will not be considered to be acting as a group solely because they purchase or own stock or an ownership interest at the same time or as a result of the same public offering. However, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction. If a Change in Control occurs on account of a series of transactions, the Change in Control is considered to occur on the date of the last of such transactions. The term “Person” means any corporation, individual, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or any other entity of any kind. For purposes of the definition of a Change in Control, Section 318(a) of the Code applies to determine ownership interests and stock ownership. Ownership interests and stock ownership underlying a vested option is considered owned by the Person that holds the vested option (and the ownership interests and stock ownership underlying an unvested option is not considered owned by the Person who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation Section 1.83-3(b) and (j)), the stock ownership underlying the vested option is not treated as owned by the Person that holds the vested option.

For purposes of the Plan, Change in Control shall be interpreted consistent with the requirements of Section 409A of the Code.

2.7    Code. The Internal Revenue Code of 1986, as amended. Reference to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes such section.

2.8    Committee. The Compensation Committee of the Corporation’s Board of Directors.

2.9    Corporation. Mativ Holdings, Inc.

2.10    Deferral Account. The bookkeeping account established for each Participant pursuant to Section 5.1 of the Plan for each Deferral Period with respect to which the Participant has made a Deferral Election.

2.11    Deferral Election. The written election to defer Base Salary and/or AIP Awards made by the Participant for a Deferral Period in accordance with Section 4.1 of the Plan. Such written election shall be in the format designated by the Corporation.

2.12    Deferral Period. The Plan Year for which a Deferral Election is made, or in the case of an employee who becomes a Participant during the Plan Year, the portion of the Plan Year in which the employee becomes a Participant for which a Deferral Election is made remaining after the effective date of the Participant’s Deferral Election.

2.13    Disability. A Participant shall be considered to have experienced a “Disability” or to be disabled, for purposes of this Plan, if the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Corporation or the Participant’s Employer (if not the Corporation).

2.14    Effective Date. January 1, 2023.

2.15    Eligible Employee. An employee of the Corporation or any other Employer who is designated by the Plan Administrator as being eligible to participate in the Plan or who is a member of a class of employees that the Plan Administrator has designated as being eligible to participate in the Plan. Such employee shall remain eligible to participate in the Plan for such period as is designated by the Plan Administrator. Notwithstanding the foregoing, an employee of the Corporation or any other Employer will only be eligible to participate in the Plan if the employee is a member of management or a highly compensated employee of the Corporation or another Employer within the meaning of the ERISA exemption.

2.16    Employer. The Corporation and any Affiliate that becomes a participating employer in the Plan, in accordance with Section 12.2.

2.17    ERISA. The Employee Retirement Income Security Act of 1974, as amended. References to a section of ERISA shall include that section and comparable section or sections of any future legislation that amends, supplements or supersedes such section.

2.18    IRS. The Internal Revenue Service.

2.19    IRS Limits. Any of the limitations on the amounts of contributions to or benefits under a qualified retirement plan imposed by Code sections 401(a)(4), 401(a)(17), 410(b), or 415.

2.20    Participant. Each Eligible Employee who is designated by the Plan Administrator as being eligible to participate in the Plan pursuant to Article III of the Plan commencing as of such time and for such period as is designated by the Plan Administrator.

2.21    Plan. The Mativ Holdings, Inc. Deferred Compensation Plan No. 2.

2.22    Plan Administrator. The Corporation’s Human Resources Committee.

2.23    Plan Year. The 12-month period beginning each January 1 and ending on the following December 31.

2.24    Rabbi Trust. The Rabbi Trust, which the Corporation, as grantor, may, in its discretion, establish in accordance with Article IX of the Plan for the Mativ Holdings, Inc. Deferred Compensation Plan No. 2, as amended from time to time.

2.25    Separation from Service. The termination of the Participant’s employment and service with the Corporation and all of its Affiliates. The Participant will be deemed to have incurred a Separation from Service where the facts and circumstances indicate that the Corporation and its Affiliates and Participant reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36)-month period (or the full period of employment and service to the Corporation and its Affiliates if Participant has been providing services for less than thirty-six (36) months). For purposes of determining if Participant has incurred a Separation of Service, the employment relationship will be treated as continuing intact while the Participant is on military leave, sick leave or other bona fide leave of absence (such as temporary employment by the government) so long as the period of such leave does not exceed six (6) months, or if longer, so long as the individual’s right to reemployment with the Corporation or its Affiliates is provided either by statute or by contract. If the period of leave (i) ends or (ii) exceeds six (6) months and the Participant’s right to reemployment is not provided either by statute or by contract, the Separation from Service will be deemed to occur when the period of leave ends or on the first date immediately following such six (6)-month period, as applicable, if not reemployed by the Corporation or any of its Affiliates before such time, and eligibility for payments hereunder will be determined as of that time. If the Participant provides services both as an employee and as an independent contractor, the Participant must have a Separation from Service both as an employee and as an independent contractor to be treated as having a Separation from Service. If the Participant ceases providing services as an independent contractor and begins providing services as an employee, or ceases providing services as an employee and begins providing services as an independent contractor, the Participant will not be considered to have a Separation from Service until the Participant has ceased providing services in both capacities. Notwithstanding the foregoing, if the Participant provides services both as an employee and as a member of a board of directors, the services provided as a director are not taken into account in determining whether the Participant has a Separation from Service as an employee for purposes of this Plan, provided this Plan is not aggregated under Section 409A of the Code with any other plan in which the Participant participates as a director.

2.26    Specified Age. Age 55 or a later age chosen by the Participant on his Deferral Election with respect to a Deferral Period at which time some portion or all of the designated vested credits in the Participant’s Deferral Account for that Deferral Period shall be paid out as benefits in a single lump sum, unless payment of such benefits has commenced as of an earlier date, as provided in Article VII of this Plan.

2.27    Specified Employee. A Participant who is (i) an officer of the Corporation or an Affiliate having annual compensation greater than $135,000 (with certain adjustments for inflation after 2005) ($170,000 for 2014), (ii) a five-percent owner of the Corporation or an Affiliate or (iii) a one-percent owner of the Corporation or an Affiliate having annual compensation greater than $150,000. For purposes of this definition, no more than 50 employees (or, if lesser, the greater of three or 10 percent of the employees) shall be treated as officers. Participants who (i) normally work less than 17 1/2 hours per week, (ii) normally work not more than six (6) months during any year, (iii) have not attained age 21 or (iv) are included in a unit of employees covered by an agreement which the Secretary of Labor finds to be a collective bargaining agreement between employee representatives and the Corporation or an Affiliate (except as otherwise provided in the Code) shall be excluded for purposes of determining the number of officers. For purposes of this Section, the term “five-percent owner” (“one-percent owner”) means any person who owns more than five percent (one percent) of the outstanding stock of the Corporation or an Affiliate or stock possessing more than five percent (one percent) of the total combined voting power of all stock of the Corporation or an Affiliate. For purposes of determining ownership, the attribution rules of Section 318 of the Code shall be applied by substituting “five percent” for “50 percent” in Section 318(a)(2) and the rules of Sections 414(b), 414(c) and 414(m) of the Code shall not apply. For purposes of this Section, the term “compensation” has the meaning given such term by Section 414(q)(4) of the Code. The determination of whether a Participant is a Specified Employee will be based on a December 31 identification date such that if the Participant satisfies the above definition of Specified Employee at any time during the 12-month period ending on December 31, he will be treated as a Specified Employee if he has a Separation from Service during the 12-month period beginning on the first day of the fourth month following the identification date. This definition is intended to comply with the “specified employee” rules of Section 409A(a)(2)(B)(i) of the Code and shall be interpreted accordingly.

2.28    Unforeseeable Emergency. A severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code section 152(a) without regard to section 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant (e.g., the imminent foreclosure of the mortgage on the Participant’s primary residence or eviction from the Participant’s primary residence, the need to pay for medical expenses, including non- refundable deductibles and the costs of prescription drug medication, and funeral expenses of a spouse, a Beneficiary, or a dependent (as defined above) may constitute an Unforeseeable Emergency. A distribution on account of an Unforeseeable Emergency may be paid to the Participant only if the amounts distributed with respect to the emergency do not exceed the amounts reasonably necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under this Plan. This section shall be interpreted in a manner consistent with Code section 409A and applicable provisions of the Treasury Regulations.

2.29    Valuation Date. Each business day of the Plan Year.

ARTICLE III ELIGIBILITY AND PARTICIPATION

3.1    Participation — Eligibility and Initial Participation Period. Participation in the Plan is limited to Eligible Employees. Each Eligible Employee may become a Participant for a Plan Year by submitting a properly completed Deferral Election by December 31 of the year preceding the Plan Year for which the Deferral Election is to be effective. Any employee becoming an Eligible Employee during a Plan Year, e.g., including but not limited to new hires or promoted employees, may become a Participant with respect to services performed subsequent to the effective date of the Participant’s Deferral Election for such Plan Year if he submits a properly completed Deferral Election within thirty (30) days after becoming an Eligible Employee; provided, however, that in this case the Deferral Election shall apply only to the Participant’s Base Salary for services performed after the effective date of the Deferral Election and no more than that portion of the Participant’s AIP Award that equals (i) total amount of the AIP Award for such Plan Year multiplied by (ii) a fraction, the numerator of which is the number of days remaining in the Plan Year after the effective date of the Deferral Election and the denominator of which is the total number of days in the Plan Year.

3.2    Participation — Subsequent Entry into Plan. An Eligible Employee who does not elect to participate at the time of initial eligibility as set forth in Section 3.1 shall remain eligible to become a Participant for subsequent Plan Years as long as he continues his status as an Eligible Employee. In such event, the Eligible Employee may become a Participant by submitting a properly completed Deferral Election on or prior to December 31st of the year preceding the Plan Year for which it is to be effective.

3.3    Evergreen Provision. Notwithstanding the foregoing, once made, the Participant’s Deferral Election shall remain in effect for each succeeding Plan Year, in accordance with the terms of the Deferral Election, unless and until the Participant either files a new Deferral Election for the succeeding Plan Year or cancels the Deferral Election for the succeeding Plan Year, in either case on or before the 31st day of December immediately preceding the Plan Year with respect to which the new Deferral Election or cancellation is to be effective.

3.4    Determination of Non-Eligibility to Participate. If, at any time, an Eligible Employee or Participant is determined or reasonably believed, based on a judicial or administrative determination or opinion of counsel, or based on a reasonable determination by the Plan Administrator, not to qualify as a member of “management” or a “highly compensated employee” under ERISA Sections 201(2), 301(a)(3), and 401(a)(1), the employee shall cease active participation in the Plan as of the last day of the Plan Year in which such determination is made.

3.5    Cancellation of Deferral Election for Hardship. Any Participant who has made a Deferral Election for a Plan Year may subsequently cancel the Deferral Election on account of an Unforeseeable Emergency by providing notice of such cancellation to the Plan Administrator, together with such information as the Plan Administrator may require to determine the facts of the Participant’s Unforeseeable Emergency. The cancellation shall be effective only with respect to compensation earned by the Participant after the filing of the cancellation notice. A Participant may only cancel his Deferral Election upon an Unforeseeable Emergency once in a calendar year. In the event of such cancellation, a subsequent Deferral Election may not be made prior to the first day of the succeeding Plan Year.

ARTICLE IV
CONTRIBUTIONS

4.1    Deferral Election. On or before the 31st day of December preceding the first day of each Plan Year (or as otherwise set forth above), a Participant may file with the Plan Administrator a Deferral Election indicating the amount of Base Salary and/or AIP Award to be deferred for the applicable Plan Year. A Participant shall not be obligated to make a Deferral Election in each Plan Year to remain a Participant in the Plan. After a Plan Year commences, such Deferral Election shall continue for the entire Plan Year except as set forth in Section 3.5 above. The Deferral Election will apply to the Participant’s Base Salary and/or AIP Awards earned during the Deferral Period to which the Deferral Election relates.

4.2    Maximum Deferral Election. A Participant may elect to defer up to 25% of his Base Salary and/or up to 50% of his AIP Awards earned during the corresponding Deferral Period. The amount of deferral may be stated as a flat dollar amount or as a percentage of Base Salary and/or AIP Award. A Deferral Election may be automatically reduced if the Plan Administrator determines that such action is necessary to meet Federal or State tax withholding obligations.

4.3    Minimum Deferral Election. A Participant who wishes to defer a portion of his Base Salary and/or AIP Awards for a Plan Year must elect to defer at least $1,200 during the Deferral Period from Base Salary or AIP Awards or a combination of Base Salary and AIP Awards. The Participant may also elect not to make any deferral for a Plan Year.

4.4    Employer Contributions. The Corporation, with the Committee’s prior approval, may, in its sole discretion, make a contribution to any one or more of the Participants’ Deferral Accounts.

4.5    Insurance. The Corporation may insure the lives of Participants. A Participant whose deferral is approved shall, as a condition of his deferral, cooperate in providing any information or submitting to any necessary examinations that may be requested by the Corporation in connection with its application for such insurance policies. The Corporation shall be the applicant, owner and beneficiary of such policies. The Participant shall have no interest in any policies nor will the Participant be able to look to an insurance carrier for benefits under any such policies.

ARTICLE V
ACCOUNTS

5.1    Deferral Accounts. Solely for recordkeeping purposes, the Plan Administrator shall establish a Deferral Account for each Participant with respect to each Plan Year with respect to which a Deferral Election is effective. The Participant’s Deferral Account shall be (i) credited with the contributions made by him under Section 4.1 for the applicable Deferral Period, (ii) credited with the contributions made by the Corporation under section 4.4 for the applicable Deferral Period, (iii) credited (or charged, as the case may be) with the hypothetical or deemed investment earnings and losses determined pursuant to Section 5.3, and (iv) charged with distributions made to or with respect to him from his Deferral Account.

5.2    Crediting of Deferral Accounts. Base Salary contributions under Section 4.1 shall be credited to the Participant’s Deferral Account, for the applicable Plan Year or portion thereof, as of the date on which such contributions are withheld from his Base Salary. AIP Award contributions under Section 4.1 shall be credited to the Participant’s Deferral Account, for the applicable Plan Year or portion thereof, as of the date on which the AIP Award would have otherwise been paid to the Participant in cash. Contributions under Section 4.4 shall be credited to the Participant’s Deferral Account as of the date declared by the Corporation. Any distribution with respect to a Deferral Account shall be charged to that Deferral Account as of the date the Corporation or the trustee of any Rabbi Trust established for the Plan makes such distribution.

5.3    Earning and Losses. Amounts credited to a Deferral Account shall be credited with deemed net income, gain and loss on deferred Base Salary, AIP Awards and Corporation contributions and deemed net unrealized gain and loss based on the hypothetical investment directions made by the Participant with respect to his Deferral Account on a form designated by the Plan Administrator, in accordance with investment options and procedures adopted by the Plan Administrator, in its sole discretion, from time to time. Such earnings and losses (and unrealized gains or losses) will continue to accrue during any period in which installments of vested benefits are paid to a Participant or his Beneficiary pursuant to Article VII, except that the Plan Administrator may set the Valuation Date through which the amount of the Participant’s Deferral Account will be determined for purposes of any distribution, which Valuation Date may not be more than thirty (30) days prior to the time of the distribution, and no earning or losses (or unrealized gains or losses) need be accrued after such date. Earnings and losses otherwise shall be credited to or charged against the Participant’s Deferral Account on a daily basis as of each Valuation Date.

5.4    Hypothetical Nature of Accounts. The Plan constitutes a mere promise by the Corporation to make the benefit payments in the future. Any Deferral Account established for a Participant under this Article V shall be hypothetical in nature and shall be maintained for the Corporation’s recordkeeping purposes only, so that any contributions can be credited and so that deemed investment earnings and losses on such amounts can be credited (or charged, as the case may be). Neither the Plan nor any of the Deferral Accounts (or subaccounts) shall hold any actual funds or assets. The right of any individual or entity to receive one or more payments under the Plan shall be an unsecured claim against the general assets of the Corporation. Any liability of the Corporation to any Participant or Beneficiary with respect to a right to payment shall be based solely upon contractual obligations, if any, created by the Plan. The Corporation, the Board of Directors, the Committee, the Plan Administrator and any individual or entity shall not be deemed to be a trustee of any amounts to be paid under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Corporation and a Participant, Beneficiary, or any other individual or entity. The Corporation may, in its sole discretion, establish a Rabbi Trust as a vehicle in which to place funds with respect to this Plan. The Corporation does not in any way guarantee any Participant’s Deferral Account against loss or depreciation, whether caused by poor deemed investment performance, insolvency of a deemed investment or by any other event or occurrence. In no event shall any employee, officer, director, or stockholder of the Corporation or any Affiliate be liable to any individual or entity on account of any claim arising by reason of the Plan provisions or any instrument or instruments implementing its provisions, or for the failure of any Participant, Beneficiary or other individual or entity to be entitled to any particular tax consequences with respect to the Plan or any credit or payment thereunder.

5.5    Statement of Deferral Accounts. The Plan Administrator shall provide to each Participant quarterly statements setting forth the value of the Deferral Accounts maintained for such Participant.

5.6    Adherence to Securities Law. Notwithstanding anything in this Article V to the contrary, no deemed investment election, or change in deemed investment election, shall be made or implemented to the extent such election would violate the requirements of applicable securities laws.

ARTICLE VI VESTING

6.1    Vesting of Contributions. The vesting of AIP Award contributions shall occur as set forth in the respective plans governing those awards. Corporation contributions under Section 4.4 and any deemed investment earnings attributable to those contributions shall be one hundred percent (100%) vested and non-forfeitable when the Participant has satisfied any vesting conditions contained in the Board or Committee approval of the contribution, irrespective of when the contribution is credited to any Deferral Account. A Participant shall be one hundred percent (100%) vested in any Corporation contributions, including any deemed investment earnings attributable to these contributions, upon his death or Disability while he is actively employed by the Corporation or any Employer or in the event of a Change in Control. All Base Salary contributions credited to a Participant’s Deferral Account shall be one hundred percent (100%) vested at all times.

ARTICLE
VII BENEFITS

7.1    Attainment of Specified Age or Date. Unless benefits have already commenced pursuant to this Article VII, the Participant shall be entitled to receive the vested amount credited to his Deferral Account as the Specified Age or date chosen by the Participant in his Deferral Election for such Deferral Account. A Participant may make a separate election with respect to the timing of distribution of the amounts credited to his Deferral Account for each separate Deferral Period. In addition, a Participant may elect, with respect to a particular Deferral Period, to be entitled to receive payment as of the Specified Age or date chosen by the Participant in his Deferral Election for such Deferral Period of a flat dollar amount or a percentage of the vested amount credited to his Deferral Account. The Specified Age or date chosen by the Participant shall not be earlier than January 1 of the fifth Plan Year following the Plan Year with respect to which the Deferral Election is made. Payment of any amount under this Section 7.1 shall be made in a lump sum within thirty (30) days after the Specified Age or date chosen by the Participant; provided, however, that in all cases the Participant shall not have the right to designate the year of payment. Payments shall commence as of that Specified Age or date even if the Participant is still then employed. Once benefits have commenced pursuant to this Article VII other than under this Section 7.1, however, no further benefits shall commence pursuant to this Section 7.1; all benefits then shall be paid pursuant to the other Sections of this Article VII.

7.2    Disability. If the Participant suffers a Disability before benefits have commenced pursuant to this Article VII (other than under Section 7.1), he shall be entitled to receive the vested amount credited to his Deferral Account as of the date on which the Participant is determined to have suffered a Disability. If the Participant failed to designate the time of payment upon a Disability in any Deferral Election with respect to any Deferral Period, the Participant shall be entitled to receive in a single lump sum the vested amount in his Deferral Account for which no Deferral Election was made as of the date on which the Participant is determined to have suffered a Disability. Payment of such amount under this Section 7.2 shall commence or be made within thirty (30) days after the Participant’s Disability in accordance with the payment method elected by the Participant on his Deferral Election for the Deferral Period or as otherwise set forth in the Plan; provided, however, that in all cases the Participant shall not have the right to designate the year of payment.

7.3    Death Pre-Benefit Commencement. If the Participant dies before benefits have commenced pursuant to this Article VII (other than under Section 7.1), the Participant’s Beneficiary or Beneficiaries designated pursuant to Section 13.6 shall be entitled to receive the vested amount credited to the Participant’s Deferral Account as of the date of the Participant’s death. Payment of such amount under this Section 7.3 shall be made in a single lump sum within thirty (30) days after the Participant’s death; provided, however, that in all cases the Participant’s Beneficiary or Beneficiaries shall not have the right to designate the year of payment.

7.4    Death Post-Benefit Commencement. If the Participant dies after benefits have commenced pursuant to this Article VII, but prior to receiving complete payment of his benefits under this Article VII, the Participant’s Beneficiary or Beneficiaries designated under Section 13.6 shall be entitled to receive the vested amount credited to the Participant’s Deferral Account as of the date of the Participant’s death. Payment of any amount under this Section 7.4 shall be made in a single lump sum within thirty (30) days after the Participant’s death; provided, however, that in all cases the Participant’s Beneficiary or Beneficiaries shall not have the right to designate the year of payment.

7.5    Separation from Service. If the Participant experiences a Separation from Service (determined in accordance with the standards of Code Section 409A) before benefits have commenced pursuant to this Article VII (other than under Section 7.1), he shall be entitled to receive the vested amount credited to his Deferral Account as of the date on which the Participant is determined to have experienced the Separation from Service. If the Participant failed to designate the time of payment upon a Separation from Service in any Deferral Election with respect to any Deferred Period, the Participant shall be entitled to receive in a single lump sum the vested amount credited to his Deferral Account for which no Deferral Election was made as of the date on which the Participant experiences the Separation from Service. Payment of the first annual installment or any lump sum amount under this Section 7.5 shall be made within thirty (30) days after the date on which the Participant separates from service in accordance with the payment method elected by the Participant on his Deferral Election for the Deferral Period or as otherwise set forth in the Plan; provided, however, that in the case of a Participant who is a Specified Employee (within the meaning of Code section 409A and the Treasury Regulations issued pursuant to that section), the first annual installment or lump sum shall be made on the first day of the seventh month after the month in which occurs the Participant’s Separation from Service; provided; further, that in all cases the Participant shall not have the right to designate the year of payment.

7.6    Change of Control. If a Change of Control occurs before benefits have commenced pursuant to this Article VII (other than under Section 7.1) or before the Participant has received complete payment of his benefits under this Article VII, he shall be entitled to receive a lump sum payment of the vested amount credited to his Deferral Account as of the Change of Control. Payment of such amount under this Section 7.6 shall be made in a single lump sum within thirty (30) days after the date on which the Change of Control occurs; provided, however, that in all cases the Participant shall not have the right to designate the year of payment.

7.7    Payment Methods. Unless otherwise provided in this Article VII, a Participant may elect to receive payment of the vested amount credited to his Deferral Account upon Disability or a Separation from Service in a single lump sum or in three (3), five (5), or ten (10) annual installments. This election must be made in the Participant’s Deferral Election for the corresponding Deferral Period (at the time the Participant makes his election to defer compensation for the Deferral Period). Any installment payments shall be paid annually beginning no later than thirty (30) days after the distributions are scheduled to commence and on each following anniversary of the first installment until the total number of installments has been paid; provided, however, that that in the case of a Participant who is a Specified Employee (within the meaning of Code section 409A and the Treasury Regulations issued pursuant to that section), the first such installment shall be made on the first day of the seventh month after the month in which occurs the Participant’s Separation from Service with the remaining installments paid on the anniversary of the date the first installment would have been made absent the six-month deferral required by Code Section 409A. Each installment payment shall be determined by multiplying the vested Deferral Account balance by a fraction, the numerator of which is one and the denominator of which is the number of remaining installment payments. All amounts shall be paid in cash.

7.8    Liquidation of Deferral Accounts. The Corporation shall be entitled to distribute the Participant’s Deferral Accounts in a single lump sum if the aggregate value of the Deferral Accounts of the Participant are equal to or less than $17,500 (or such higher amount as may be in effect for such Plan Year under Code Section 402(g)(1)(B) and Treasury Regulations Section 1.409A-3(j)(4)(v)) notwithstanding any payment election to the contrary specified by the Participant (to the extent permitted by Code Section 409A).

7.9    Subsequent Deferrals. The schedule of payments pursuant to the Participant’s Deferral Election may be amended provided that all of the following requirements are met:

(i)    the amendment of the Deferral Election shall not take effect until at least 12 months after the date on which such amendment is made;
(ii)    in the case of an amendment of a Deferral Election related to a payment not made on account of the Participant’s death or Disability or an Unforeseeable Emergency, the first payment with respect to which the amendment is made shall in all cases be deferred for a period of not less then 5 years from the date on which such payment otherwise would have been made; and
(iii)    in the case of an amendment of an election related to a payment that is to be made at a specified time or pursuant to a fixed schedule, such an amendment of the election must be made at least 12 months prior to the date of the first scheduled payment.

ARTICLE VIII UNFORESEEABLE EMERGENCY WITHDRAWALS

8.1    Unforeseeable Emergency Withdrawals. If a Participant incurs an Unforeseeable Emergency, the Participant may make a written request to the Plan Administrator for a withdrawal from his vested Deferral Accounts. The Plan Administrator in its sole discretion shall determine, based on the facts and circumstances of each case, whether to approve the distribution upon an Unforeseeable Emergency. In the event of a withdrawal on account of an Unforeseeable Emergency, the Participant’s deferrals for the remainder of the Plan Year shall be suspended. Deferrals may commence with the Plan Year which next follows the date the distribution is made, provided the Participant completes the appropriate Deferral Election prior to December 31st of the year prior to the corresponding Plan Year. Additionally, in the event that the Committee approves the request for a hardship distribution pursuant to Treasury Regulation Section 1.401(k)-1(d)(c) under the Corporation’s 401(k) Plan, the Participant’s Deferral Election shall be deemed canceled after the date of such hardship distribution and the Participant may not make a subsequent Deferral Election prior to the first day of the Plan Year which next follows the date which is six (6) months following the date on which the hardship distribution under the 401(k) Plan is made. Distributions on an account of an Unforeseeable Emergency shall reduce all of the vested amounts in the Participant’s Deferral Accounts in the Plan on a pro-rata basis.

ARTICLE IX
ESTABLISHMENT OF TRUST

9.1    Establishment of Trust. The Corporation may establish a Rabbi Trust (“Trust”) for the Plan. If established, all benefits payable under this Plan to a Participant shall be paid directly by the Corporation from the Trust. To the extent that such benefits are not paid from the Trust, the benefits shall be paid from the general assets of the Corporation and shall be reimbursed to the Corporation by the Trust at the Corporation’s request upon presentation of reasonable proof that the Corporation made such payment. Any such Trust shall be an irrevocable grantor trust which conforms to the terms of the model trust as described in IRS Revenue Procedure 92-64, I.R.B. 1992-33. The assets of the Trust are subject to the claims of the Corporation’s creditors in the event of its insolvency. Except as to any amounts paid or payable to the Trust, the Corporation shall not be obligated to set aside, earmark or place in escrow any funds or other assets to satisfy its obligations under this Plan, and the Participant and/or his designated Beneficiaries shall not have any property interest in any specific assets of the Corporation or the Trust, other than the unsecured right to receive payments from the Corporation as provided in this Plan.

9.2    Payment From the Trust. In the event a Trust is established and payments are not made by the Corporation in accordance with the terms of the Plan, a Participant may petition the trustee of the Trust directly for payment and the trustee may make such payment directly to the Participant upon the trustee’s good faith determination that the payment is in fact owed, was not timely paid by the Corporation and that there are sufficient assets in the Trust to make the payment.

ARTICLE X
PLAN ADMINISTRATION

10.1    Plan Administration. The Plan shall be administered by the Committee, and such Committee may designate an agent to perform the recordkeeping duties and delegate any of the Committee’s functions specified in this Article X. The Committee shall construe and interpret the Plan, including disputed and doubtful terms and provisions and, in its sole discretion, decide all questions of eligibility and determine the amount, manner and time of payment of benefits under the Plan. A member of the Committee may be a Participant, but no member of the Committee may participate in any decision directly affecting his rights or the computation of his benefits under the Plan. Any decision or action that directly affects the rights or benefits of all the members of the Committee, or that the Committee determines should not be made or taken by the Committee, shall be made or taken by the Board of Directors. Each determination required or permitted under the Plan shall be made by the Committee or the Board of Directors in the sole and absolute discretion of the Committee or the Board of Directors as the case may be. The determinations and interpretations of the Committee shall be consistently and uniformly applied to all similarly-situated Participants and Beneficiaries, including but not limited to interpretations and determinations of amounts due under this Plan, and Committee’s determination shall be final and binding on all parties. The Plan at all times shall be interpreted and administered as an unfunded deferred compensation plan, and no provision of the Plan shall be interpreted so as to give any Participant or Beneficiary any right in any asset of the Corporation which is a right greater than the right of a general unsecured creditor of the Corporation.

ARTICLE XI NONALIENATION OF BENEFITS

11.1    Nonalienation of Benefits. The interests of Participants and their Beneficiaries under this Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned, pledged, anticipated, encumbered, attached or garnished. Any attempt by a Participant, his Beneficiary, or any other individual or entity to sell, transfer, alienate, assign, pledge, anticipate, encumber, attach, garnish, charge or otherwise dispose of any right to benefits payable shall be void. The Corporation may cancel and refuse to pay any portion of a benefit which is sold, transferred, alienated, assigned, pledged, anticipated, encumbered, attached or garnished. Unless applicable law requires otherwise, the benefits which a Participant may accrue under this Plan are not subject to the terms of any Qualified Domestic Relations Order (as that term is defined in Section 414(p) of the Code) with respect to any Participant, and the Plan Administrator, Board of Directors, Committee and Corporation shall not be required to comply with the terms of such order in connection with this Plan. The withholding of taxes from Plan payments, the recovery of Plan overpayments of benefits made to a Participant or Beneficiary, the transfer of Plan benefit rights from the Plan to another plan, or the direct deposit of Plan Payments to an account in a financial institution (if not actually a part of an arrangement constituting an assignment or alienation) shall not be construed as assignment or alienation under this Article XI.

ARTICLE XII
AMENDMENT AND TERMINATION; ADOPTION BY RELATED EMPLOYERS

12.1    Amendment and Termination. The Corporation reserves the right to amend or terminate this Plan at any time. Such action may be taken in writing by the Plan Administrator. However, no such amendment or termination shall deprive any Participant or Beneficiary of any portion of any benefit which would have been payable had the Participant voluntarily resigned from employment with the Corporation on the effective date of such amendment or termination. Notwithstanding the provisions of this Article XII to the contrary, the Corporation may amend the Plan at any time, in any manner, if the Corporation determines any such amendment is required to ensure that the Plan is characterized as providing deferred compensation for a select group of management or highly compensated employees and as described in ERISA Sections 201(2), 301(a)(3) and 401(a)(1) or to otherwise conform the Plan to the provisions of any applicable law including, but not limited to, ERISA and the Code (including without limitation section 409A of the Code). The Corporation may only terminate the Plan and distribute the benefits to Participants other than as set forth above, to the extent permitted by Code Section 409A.

12.2    Adoption by Other Employers. An Affiliate may adopt this Plan and become an Employer, with the written consent of the Plan Administrator or the Chief Executive Officer of

the Corporation, by executing a written instrument evidencing its adoption of the Plan and filing the instrument with the Plan Administrator. Such adoption shall be subject to such terms and conditions as the Plan Administrator requires.

ARTICLE XIII
GENERAL PROVISIONS

13.1    Good Faith Payment. Any payment made in good faith in accordance with provisions of the Plan shall be a complete discharge of any liability for the making of such payment under the provisions of this Plan.

13.2    No Right to Employment. This Plan does not constitute a contract of employment, and participation in the Plan shall not give any Participant the right to be retained in the employment of the Corporation or any other Employer.

13.3    Binding Effect. The provisions of this Plan shall be binding upon the Corporation and its successors and assigns and upon every Participant and his heirs, Beneficiaries, estates and legal representatives.

13.4    Participant Change of Address. Each Participant entitled to benefits shall file with the Plan Administrator, in writing, any change of post office address. Any check representing payment and any communication addressed to a Participant or a former Participant at this last address filed with the Plan Administrator, or if no such address has been filed, then at his last address as indicated on the Corporation’s records, shall be binding on such Participant for all purposes of the Plan, and neither the Plan Administrator, the Corporation nor any other payer shall be obliged to search for or ascertain the location of any such Participant. .If the Corporation and the Plan Administrator are unable to locate a Participant or another person or entity to whom payment is due under this Plan, in order to make a distribution to such person or entity, the amount of the Participant’s benefits under the Plan that would otherwise be considered as nonforfeitable shall be forfeited effective four (4) years after (i) the last date a payment of said benefit was made, if at least one such payment was made, or (ii) the first date a payment of said benefit was directed to be made by the Plan Administrator pursuant to the terms of the Plan, if no payments have been made. If such person is located after the date of such forfeiture, the benefits for such Participant or Beneficiary shall not be reinstated hereunder.

13.5    Notices. Each Participant shall furnish to the Plan Administrator any information the Plan Administrator deems necessary for purposes of administering the Plan, and the payment provisions of the Plan are conditional upon the Participant furnishing promptly such true and complete information as the Plan Administrator may request. Each Participant shall submit proof of his age when required by the Plan Administrator. The Plan Administrator shall, if such proof of age is not submitted as required, use such information as is deemed by it to be reliable, regardless of the lack of proof, or the misstatement of the age of individuals entitled to benefits. Any notice or information which, according to the terms of the Plan or requirements of the Plan Administrator, must be filed with the Plan Administrator, shall be deemed so filed if addressed and either delivered in person or mailed to and received by the Plan Administrator, in care of the Corporation at:

Mativ Holdings, Inc.
100 North Point Center East
Suite 600
Alpharetta, Georgia 30022
Attention: Human Resources Committee

13.6    Designation of Beneficiary. Each Participant shall designate, by name, on Beneficiary designation forms provided by the Plan Administrator, the Beneficiary(ies) who shall receive any benefits which might be payable after such Participant’s death. A Beneficiary designation may be changed or revoked without such Beneficiary’s consent at any time or from time to time in the manner as provided by the Plan Administrator, and the Plan Administrator shall have no duty to notify any individual or entity designated as a Beneficiary of any change in such designation which might affect such individual or entity’s present or future rights. If no designated Beneficiary(ies) survive the Participant or in existence at the time of the Participant’s death, or if the Participant does not designate a Beneficiary, the Participant’s Beneficiary shall be (i) the Participant’s surviving spouse, (ii) if there is no surviving spouse, the Participant’s children (natural or adopted) per stirpes (with the portion for each deceased child to such child’s living descendant per stirpes) or (iii) if there is no surviving spouse, children or living descendants, the Participant’s estate. Distributions to any child under the age of 18 may be made to the child’s legal guardian or a trust for the child’s benefit.

No Participant shall designate more than five (5) simultaneous Beneficiaries, and if more than one (1) Beneficiary is named, Participant shall designate the share to be received by each Beneficiary. Despite the limitation on five (5) Beneficiaries, a Participant may designate more than five (5) Beneficiaries provided such beneficiaries are the surviving spouse and children of the Participant. If a Participant designates alternative, successor, or contingent Beneficiaries, such Participant shall specify the shares, terms and conditions upon which amounts shall be paid to such multiple, alternative, successor or contingent beneficiaries. Any payment made under this Plan after the death of a Participant shall be made only to the Beneficiary or Beneficiaries designated pursuant to this Section 13.6.

13.7    Claims and Appeals Procedure.

(a)    Deciding the Claim. A claim is a request for a Plan benefit made by a claimant on a form provided by the Plan Administrator. The claimant must mail or deliver the completed and executed form to the Plan Administrator for it to be considered. The Plan Administrator shall decide the claim. Except in the case of a disability claim, if a claim is wholly or partially denied, the Plan Administrator shall provide the claimant with written or electronic notification of the adverse benefit determination within a reasonable period of time, but not later than 90 days after receipt of the claim by the Plan Administrator, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the benefit determination.

(b)    Notification of the Decision. Notice of the Plan Administrator’s adverse benefit determination shall set forth, in a manner calculated to be understood by the claimant:

(i)    The specific reason or reasons for the adverse determination;

(ii)    Reference to the specific Plan provisions on which the determination is based;

(iii)    A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(iv)    A description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on appeal; and

(v)    In the case of an adverse benefit determination of a claim for a disability benefit,

(A)    If an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol or similar criterion; or a statement that such a rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination and that a copy of such rule, guideline, protocol or other criterion will be provided free of charge to the claimant upon request; or

(B)    If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request. Any electronic notification shall comply with the standards imposed by regulations issued by the Department of Labor under ERISA.

(c)    Notification for Disability Claims. In the case of a claim for disability benefits, the Plan Administrator shall notify the claimant, as provided in the preceding paragraph, of the Plan Administrator’s adverse benefit determination within a reasonable period of time, but not later than 45 days after receipt of the claim by the Plan Administrator. This period may be extended by the Plan Administrator for up to 30 days, provided that the Plan Administrator both determines that such an extension is necessary due to matters beyond the control of the Plan Administrator, and notifies the claimant, prior to the expiration of the initial 45-day period, of the circumstances requiring an extension of time and the date by which the Plan Administrator expects to render a decision. If, prior to the end of the first 30-day extension period, the Plan Administrator determines that, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional 30 days, provided that the Plan Administrator notifies the claimant, prior to the expiration of the first 30-day extension period, of the circumstances requiring the extension and the date as of which the Plan Administrator expects to render a decision. The notice of extension shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent the decision on the claim, and the additional information needed to resolve those issues. The claimant should be afforded at least 45 days within which to provide the specified information.

(d)    Time for Deciding Claims. For purposes of subsection 13.7(a), the period of time within which a benefit determination is required to be made shall begin at the time a claim is filed in accordance with the procedures set forth in that subsection, without regard to whether all the information necessary to make a benefit determination accompanies the filing. In the event a period of time is extended as permitted by subsection 13.7(a) due to a claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

(e)    Authorized Representative. An authorized representative of the claimant may act on his or her behalf in pursuing a benefit claim or appeal of an adverse benefit determination. The Plan Administrator may require, as a prerequisite to dealing with a representative, that the claimant verify in writing authority of the representative to act on behalf of the claimant.

(f)    Consistency. The Plan Administrator shall conduct or have conducted on its behalf periodic reviews to verify that benefit claim determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan’s provisions have been applied consistently with respect to similarly-situated claimants.

(g)    Deciding the Appeal. A claimant may appeal an adverse benefit determination to the Plan Administrator by mailing or delivering to the Plan Administrator a written notice of appeal. The claimant may submit written comments, documents, records, or other information relating to the claim for benefits to the Plan Administrator. The Plan Administrator shall provide to the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. Whether a document, record or other information is relevant to a claim for benefits shall be determined in accordance with standards issued by the Department of Labor. The Plan Administrator shall decide the appeal. The Plan Administrator’s decision shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Plan Administrator will not, however, consider a claimant’s appeal unless the Plan Administrator receives it within 60 days following receipt by the claimant of a notification of an adverse benefit determination.

(h)    Disability Appeals. In the case of an appeal involving a disability benefit, the Plan Administrator will not consider the appeal unless the Plan Administrator receives it within 180 days (rather than the generally applicable 60 days) after the claimant receives written notification of the denial of his or her claim. In deciding an appeal of any adverse benefit determination involving a disability benefit where the determination is based in whole or in part on a medical judgment, including determinations with regard to whether a particular treatment, drug or other item is experimental, investigational, or not medically necessary or appropriate, the Plan Administrator shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment. In the case of an adverse benefit determination involving a disability claim, the review on appeal shall provide for the identification of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination. Any health care professional engaged for purposes of a consultation under this section shall be an individual who is neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal, nor the subordinate of any such individual.

(i)    Time for Deciding Appeals. The Plan Administrator will decide a claimant’s appeal no later than 60 days following the Plan Administrator’s receipt of the appeal, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines that an extension of time for processing the claim is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its decision.

(j)    Notification of the Decision on Appeal. Except in the case of a disability claim, the Plan Administrator shall provide a claimant as soon as possible, but not later than five days after the benefit determination is made, with written or electronic notification of the Plan Administrator’s decision on appeal. Any electronic notification shall comply with the standards imposed by the Department of Labor by regulations issued under ERISA. In the case of an adverse benefit determination, the notice shall set forth, in a manner calculated to be understood by the claimant:

(i)    The specific reason or reasons for the adverse determination;

(ii)    Reference to the specific Plan provisions on which the benefit determination is based;

(iii)    A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits (whether a document, record or other information is relevant to a claim for benefit shall be determined by reference to regulations issued under ERISA by the Department of Labor);

(iv)    A statement of the claimant’s right to bring an action under section 502(a) of ERISA;

(v)    In the case of claim involving a disability benefit:

(A)    If an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol or similar criterion; or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination and that a copy of the rule, guideline, protocol or other criterion will be provided free of charge to the claimant upon request; and

(B)    If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request.

(k)    Notification of the Decision on Appeal; Disability Claims. In the case of a claim for disability benefits, the Plan Administrator shall notify the claimant, in accordance with subsection 13.7(j), of the Plan Administrator’s benefit determination on review within a reasonable period of time appropriate to the medical circumstances. That notification shall be provided not later than 45 days after receipt by the Plan Administrator of the claimant’s request for review of an adverse benefit determination. This period may be extended by the Plan Administrator for up to 45 days, provided that the Plan Administrator both determines that such an extension is necessary due to matters beyond the control of the Plan Administrator, and notifies the claimant, prior to the expiration of the initial 45-day period, of the circumstances requiring an extension of time and the date by which the Plan Administrator expects to render a decision.

(l)    No Liability; Trustee Authority. No member of the Board of Directors, or any committee thereof, and no officer, employee or agents of the Corporation shall be liable nor will the Plan Administrator be liable, to any individual or entity for any action taken hereunder, except those actions undertaken with lack of good faith. If the Corporation has established a Rabbi Trust for the Plan pursuant to which the trustee has agreed to act in a capacity other than as a directed trustee in the event of a Change of Control, the trustee of the Rabbi Trust shall perform the duties of the Plan Administrator under this Section 13.7 following a Change of Control.

13.8    Statute of Limitations. Except for any action against a fiduciary for a breach of his fiduciary duty, an action filed in state or federal court regarding any rights or obligations under the Plan must be brought within one year from the date of the final decision of the Plan Administrator.

13.9    Action by Board of Directors. Any action required to be taken by the Board of Directors of the Corporation pursuant to the Plan provisions may be performed by the Compensation Committee of the Board.

13.10    Governing Law. To the extent not superseded by the laws of the United States, the laws of the State of Georgia shall be controlling in all matters relating to this Plan.

13.11    Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be interpreted and enforced as if such illegal and invalid provisions had never been set forth.

13.12    Code Section 409A. It is the intention of the Corporation that this Plan shall meet the requirements of Section 409A of the Code and applicable Treasury Regulations that must be met in order for amounts of compensation deferred under this Plan to be taxable, for purposes of federal income taxation, in the year of actual receipt by the Participant or Beneficiary. If any provision of this Plan is susceptible of two interpretations, one of which results in the compliance of the Plan with Section 409A of the Code and the applicable Treasury Regulations, and one of which does not, then the provision shall be given the interpretation that results in compliance with Section 409A and the applicable Treasury Regulations.

13.13    Withholding of Taxes. Notwithstanding any other provision of this Plan, the Corporation shall withhold from payments made hereunder or obtain from the Participant any amounts applicable law requires to be withheld. Additionally, to the extent that the Corporation is required to withhold any income taxes, employment taxes (such as without limitation Social Security and Medicare taxes) or other amounts from any Deferred Account pursuant to any state, federal or local law, such amounts may be taken out of other compensation or amounts eligible to be paid to the Participant that are not deferred under the Plan and the Participant shall be required to pay to the Corporation in cash any other amounts that may be owed.

IN WITNESS WHEREOF, Mativ Holdings, Inc. has adopted the foregoing instrument effective as of January 1, 2023.

MATIV HOLDINGS, INC.

    By: /s/ Ricardo Nunez
Title: Chief Legal Officer, Secretary and Chief
Compliance Officer